Exhibit (i)(1)

Drinker Biddle & Reath LLP

One Logan Square

Suite 2000

Philadelphia, PA 19103-6996

(215) 988-2700 (Phone)

(215) 988-2757 (Facsimile)

www.drinkerbiddle.com

February 28, 2017

The RBB Fund, Inc.

Bellevue Park Corporate Center

103 Bellevue Parkway

Wilmington, Delaware 19809

Re:	Shares Registered by Post-Effective Amendment No. 212 to
Registration Statement on Form N-1A (File No. 33-20827)

Ladies and Gentlemen:

We have acted as counsel to The RBB Fund, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 212 (the “Amendment”) to the Company’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended.  The Board of Directors of the Company has authorized the issuance and sale by the Company of the following classes and numbers of shares of common stock, $0.001 par value per share (collectively, the “Shares”), with respect to the Company’s Motley Fool Independence Fund, Motley Fool Great America Fund, and Motley Fool Emerging Markets Fund:

PORTFOLIO	CLASS	AUTHORIZED SHARES
Motley Fool Independence Fund	EEEEEE FFFFFF	100 million 100 million
Motley Fool Great America Fund	GGGGGG HHHHHH	100 million 100 million
Motley Fool Emerging Markets Fund	IIIIII JJJJJJ	100 million 100 million

The Amendment seeks to register an indefinite number of the Shares.

We have reviewed the Company’s Articles of Incorporation, ByLaws, resolutions of its Board of Directors, and such other legal and factual matters as we have deemed appropriate.  This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued for payment as described in the Company’s Prospectuses offering the Shares and in accordance with the Company’s Articles of Incorporation for not less than $0.001 per share, will be legally issued, fully paid and non-assessable by the Company.

We consent to the filing of this opinion as an exhibit to the Amendment to the Company’s Registration Statement.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
Drinker Biddle & Reath LLP